Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports
Increased Profitability for Nine Months Ended
March 31, 2010

GEORGETOWN, MASSACHUSETTS, April 29, 2010 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended March 31, 2010 of $286,000, or $.11 per basic and diluted share, compared to net income of $75,000 or $.03 per basic and diluted share for the three months ended March 31, 2009. The net income for the nine months ended March 31, 2010 was $604,000, or $.23 per basic and diluted share, compared to net income of $194,000 or $.08 per basic and diluted share for the nine months ended March 31, 2009.
Robert E. Balletto, President and Chief Executive Officer, said, “The Company’s financial performance continued to improve with minimal asset quality problems. Fiscal year to date net income has more than tripled in size compared to last year, which is encouraging given the sluggish economic environment. Despite this positive trend, the board and management recognize that further financial performance improvement is needed.  I am pleased with the early results of our new deposit products, which address the growing problem of identity theft. Through our exclusive agreement with LifeLock®, we are able to offer our customers free, proactive identity theft protection for the life of their checking account. We expect this effort to not only benefit our customer’s peace of mind, but have a positive impact on our cost of funds and profitability. We remain confident that continued execution of our strategic plan will have a positive impact on long-term shareholder value."

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Nine Months Ended	Year Ended
	March 31, 2010	June 30, 2009
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$207,512	$201,191
Cash and cash equivalents	5,676	11,356
Loans receivable, net	172,077	163,825
Allowance for loan losses	1,680	1,455
Investment securities (1)	15,842	14,487
Deposits	139,360	141,126
Borrowings	46,821	40,788

Total stockholders' equity	17,972	17,317
Stockholders' equity to total assets at end of period	8.66%	8.61%
Total shares outstanding	2,638,387	2,638,387

Asset Quality Data:
Total non-performing loans	$1,017	$737
Other real estate owned	66	-
Total non-performing assets	1,083	737
Non-performing loans to total loans	0.59%	0.45%
Non-performing assets to total assets	0.52%	0.37%
Allowance for loan losses to non-performing loans	165.19%	197.42%
Allowance for loan losses to total loans	0.97%	0.88%
Loans charged off	$71	$15
Recoveries on loans previously charged off	11	10

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,694	$2,677	$7,928	$7,913
Interest expense	864	1,217	2,808	3,589
Net interest income	1,830	1,460	5,120	4,324
Provision for loan losses	89	4	285	182
Net interest income after
provision for loan losses	1,741	1,456	4,835	4,142
Non-interest income	310	218	834	551
Non-interest expense	1,599	1,566	4,724	4,387
Income before income taxes	452	108	945	306
Income tax provision	166	33	341	112
Net income	$286	$75	$604	$194

Net income per share: basic and diluted	$0.11	$0.03	$0.23	$0.08

Performance Ratios:
Return on average assets	0.57%	0.15%	0.41%	0.13%
Return on average equity	6.45%	1.74%	4.58%	1.52%
Interest rate spread	3.53%	2.76%	3.32%	2.82%
Net interest margin	3.79%	3.08%	3.63%	3.16%
Efficiency ratio	74.73%	93.41%	79.34%	90.00%
Non-interest expense to average total assets	3.15%	3.12%	3.17%	3.03%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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